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FOR IMMEDIATE RELEASE

INVITROGEN AND APPLIED BIOSYSTEMS ANNOUNCE DIVISIONAL STRUCTURE AND EXECUTIVE LEADERSHIP TEAM

Carlsbad, Calif. and Foster City, Calif. — September 17, 2008 – Invitrogen Corporation (NASDAQ: IVGN) and Applied Biosystems Inc. (NYSE: ABI) today announced the divisional structure and the executive leadership team for the combination of the two companies. The new structure will become effective upon close of the proposed merger, which is conditional upon shareholder and European Commission approvals.

The new company’s four business divisions, focused on core competencies, are:

•                  Molecular Biology Systems, which will combine Applied Biosystems’ Molecular and Cell Biology Functional Analysis division and Invitrogen’s Molecular Biology business. The division will house the business units of PCR Systems, Genomic Assays and Molecular Biology Reagents, and will combine Invitrogen’s broad reagent technologies with Applied Biosystems’ expertise in molecular analysis workflows to create the leading portfolio for applications in gene expression, genotyping, gene regulation and proteomics. The division will be led by Peter Dansky, the current leader of Applied Biosystems’ Molecular and Cell Biology Functional Analysis division.

•                  Genetic Systems, which will be composed of Applied Biosystems’ capillary electrophoresis (CE) and SOLiD™ System sequencing platforms and its Applied Markets business, as well as Invitrogen’s Clinical Applications business and its third generation sequencing development program. The division will be led by Kip Miller, the current leader of Invitrogen’s Biodiscovery division.

•                  Cell Systems, which will provide solutions across the cell biology workflow. The division will consist of Invitrogen’s Cellular Analysis, Bead-Based Separations, Cell Culture Essentials, Bioproduction, and Primary and Stem Cell Systems business units, as well as Applied Biosystems’ Poros and Tropix business lines. The division will be led by Nicolas Barthelemy, the current leader of Invitrogen’s Cell Systems division.

•                  Mass Spectrometry Systems, which will maintain Applied Biosystems’ leading position in innovative mass spectrometry-based solutions in research and applied markets. The division will be led by Laura Lauman, currently the leader of Applied Biosystems’ Proteomics and Small Molecule division.

As previously announced, Greg Lucier, currently Chairman and Chief Executive Officer of Invitrogen, will become Chairman and Chief Executive Officer of the combined company, and Mark Stevenson, currently Applied Biosystems’ President and Chief Operating Officer, will assume that same position with the new company.

“The broad capabilities of the new company will enable revolutionary scientific innovation across the spectrum of genomics, next generation sequencing, cell biology and regenerative medicine,” Lucier said. “Our integration teams have already made great progress toward that vision, and I’m confident that when we combine, we will not only offer an unrivaled portfolio of products and services, but will be able to fully deliver on the synergy commitments we have made to all our stakeholders.”

Stevenson added, “Our employees’ intellectual curiosity and passion for innovation will continue to advance the fields of science and medicine in the years to come, as our two separate companies have for more than a quarter of a century.”

The companies also announced the composition of the remainder of the executive leadership team, which will include:

•                  David Hoffmeister, currently Invitrogen’s Chief Financial Officer, who will be the new company’s CFO;

•                  Bernd Brust, head of Invitrogen’s Global Sales and Marketing group, who will lead the Global Commercial Operations function;

•                  Peter Leddy, Invitrogen’s head of Human Resources, who will lead the Global Human Resources function;

•                  Mark O’Donnell, currently head of Applied Biosystems’ Global Services and Supply Chain, who will lead Global Operations and Services;

•                  John Cottingham, Invitrogen’s General Counsel, who will also assume the role of Chief Legal Officer in the new company;

•                  Paul Grossman, Invitrogen’s lead for Strategy and Corporate Development, who will assume the same role in the new company;

•                  Joe Beery, who recently joined Invitrogen as head of Information Technology, and will assume the same role; and

•                  Brian Pollok, Invitrogen’s Chief Scientific Officer, who will be the head of Global Research and Development.

In addition, Mark Smedley, who has been leading the integration efforts, will continue as full-time integration leader and head of the Integration Management Office.

About Invitrogen

Invitrogen Corporation (NASDAQ: IVGN) provides products and services that support academic and government research institutions and pharmaceutical and biotech companies worldwide in their efforts to improve the human condition. The company provides essential life science technologies for disease research, drug discovery, and commercial bioproduction. Invitrogen’s own research and development efforts are focused on breakthrough innovation in all major areas of biological discovery including functional genomics, proteomics, stem cells, cell therapy and cell biology – placing Invitrogen’s products in nearly every major laboratory in the world. Founded in 1987, Invitrogen is headquartered in Carlsbad, CA, and conducts business in more than 70 countries around the world. The company employs approximately 4,700 scientists and other professionals and had revenues of approximately $1.3 billion in 2007. For more information, visit www.Invitrogen.com.

About Applied Biosystems Inc.

Applied Biosystems Inc. (formerly known as Applera Corporation) is a global leader in the development and marketing of instrument-based systems, consumables, software, and services for academic research, the life science industry and commercial markets. Driven by its employees’ belief in the power of science to improve the human condition, the company commercializes innovative technology solutions for DNA, RNA, protein and small molecule analysis. Customers across the disciplines of academic and clinical research, pharmaceutical research and manufacturing, forensic DNA analysis, and agricultural biotechnology use the company’s tools and services to accelerate scientific discovery, improve processes related to drug discovery and development, detect potentially pathogenic microorganisms, and identify individuals based on DNA sources. Applied Biosystems has a comprehensive service and field applications support team for a global installed base of high-performance genetic and protein analysis solutions. Applied Biosystems is headquartered in Norwalk, CT. Information about Applied Biosystems, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.appliedbiosystems.com. All information in this news release is as of the date of the release, and Applied Biosystems does not undertake any duty to update this information unless required by law.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed transaction, Invitrogen and Applied Biosystems have filed a joint proxy statement/prospectus as part of a registration statement on Form S-4 regarding the proposed transaction with the Securities and Exchange Commission, or SEC. The final joint proxy statement/prospectus has been mailed to shareholders of both companies. Investors and security holders are urged to read it in its entirety because it will contain important information about Invitrogen and Applied Biosystems and the proposed transaction.   Investors and security holders may obtain a free copy of the definitive joint proxy statement/prospectus and other documents at the SEC’s website at www.sec.gov. The definitive joint proxy statement/prospectus and other relevant documents may also be obtained free of charge from Invitrogen by directing such requests to: Invitrogen Corporation, Attention: Investor Relations, 5791 Van Allen Way, Carlsbad, CA 92008, and from Applied Biosystems Inc. at: Applied Biosystems Inc., Attention: Investor Relations 850 Lincoln Center Drive, Foster City, CA 94404.

PARTICIPANTS IN THE SOLICITATION

Invitrogen and Applied Biosystems and their respective directors, executive officers and certain other members of their management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction.  Information concerning all of the participants in the solicitation is included in the joint proxy statement/prospectus relating to the proposed merger.  This document is available free of charge at the Securities and Exchange Commission’s Web site at http://www.sec.gov and from: Invitrogen Investor Relations, telephone: 760-603-7200 or on Invitrogen’s website at http://www.invitrogen.com; or from Applied Biosystems Investor Relations, telephone: (650) 554-2449 or on the Applied Biosystems’ web site at http://www.appliedbiosystems.com.

Safe Harbor Statement

Certain statements contained in this press release are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is Invitrogen’s and Applied Biosystems’ intent that such statements be protected by the safe harbor created thereby. Forward looking statements include but are not limited to 1- The broad capabilities of the new company will enable revolutionary scientific innovation across the spectrum of genomics, next generation sequencing, cell biology and regenerative medicine and 2- when Invitrogen and Applied Biosystems combine, they will not only offer an unrivaled portfolio of products and services, but will be able to fully deliver on the synergy commitments they have made to all our stakeholders. Potential risks and uncertainties include, but are not limited to a) the new company may not be able to satisfy its synergy commitments, b) the new divisional structure and leadership may or may not advance the fields of science and medicine or result in greater growth for the new company, c) the new company’s leadership team may or may not come into place as anticipated and may not remain intact indefinitely following the closing of the merger; and other risks and uncertainties detailed from time to time in Invitrogen’s and Applied Biosystems’ Securities and Exchange Commission filings

Contact Information:

Invitrogen contacts:	Applied Biosystems contacts:
Investors:	Investors:
Amanda Clardy	William Craumer
(760) 603-7200	650.638.6382
ir@invitrogen.com	william.craumer@appliedbiosystems.com

Media:	Media:
Farnaz Khadem	Renaldo Juanso
(760) 603-7245	650.638.5354
Farnaz.khadem@invitrogen.com	renaldo.juanso@appliedbiosystems.com

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